Exhibit 99.1

For more information, contact:

Nancy Davis	or	Dan Pecchia

Rainbow Rentals, Inc.		Innis Maggiore Group

(330) 533-5363, ext. 121		(330) 702-0490

ndavis@rainbowrentals.com		dan@innismaggiore.com

Rainbow Rentals Reports Results for 2003
Third Quarter and Nine Months

CANFIELD, Ohio (October 29, 2003) — Rainbow Rentals, Inc. (Nasdaq: RBOW) today reported financial results for its third quarter and nine months ended September 30, 2003.

Revenue for the quarter was $25.4 million, up 4.5 percent from $24.3 million for the comparable period of 2002. Revenue at comparable stores (opened on or before July 1, 2002) was up 1.1 percent. The increase in comparable store revenue was primarily the result of growth in stores opened in 2002, offset by lower seasonal rentals of air conditioners, the discontinued rental of accessory items and promotional offers that lowered initial rental rates.

Net income for the quarter was $217,000, or $0.04 per share, compared to net income of $335,000, or $0.06 per share, in the third quarter of 2002. The results were adversely affected by costs associated with six new stores opened during the year (including two stores opened during the quarter), increased expenses at comparable stores and higher general and administrative expenses, which offset an increase in comparable store revenues and continued improvements in gross rental margins.

“Although we were disappointed in the bottom-line results of our seasonally slow third quarter, we are pleased that our clearance initiative positioned us well for the fourth quarter, our busiest quarter of the year,” said Wayland J. Russell, chairman and chief executive officer. “New products in our stores now represent a larger portion of our inventory, which should make us more competitive in the fourth quarter. We also continued to benefit from better purchasing.

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Rainbow Rentals Reports Results for 2003 Third Quarter and Nine Months

“We are making several administrative changes to reduce expenses and improve customer response. Customer service responsibilities have been shifted from the home office to the regional managers. Additionally, we anticipate utilizing outside contractors, as needed, for new stores and remodeling in lieu of maintaining our own construction department.”

For the nine months ended September 30, 2003, revenue was $77.0 million, up 3.8 percent from the $74.1 million for the comparable period of 2002. Revenue at comparable stores (opened on or before January 1, 2002) was down 0.8 percent. Net income for the nine months was $926,000 or $0.16 per share, compared to net income of $1.3 million, or $0.23, per share for the comparable period in 2002.

Rainbow offers brand name, full-featured appliances, electronics, computers and furniture at 125 rental-purchase stores in 15 states — Connecticut, Georgia, Indiana, Kentucky, Maryland, Massachusetts, Michigan, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Tennessee and Virginia. Rainbow also accepts product orders by phone and at its website, located at www.rainbowrentals.com. Established in 1986, Rainbow is headquartered in Canfield, Ohio, and employs nearly 900 associates.

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Rainbow Rentals Reports Results for 2003 Third Quarter and Nine Months

Statements in this release, other than those concerning historical information, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are made pursuant to the “safe harbor” provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements are based on management’s current beliefs and assumptions regarding future events and operating performance and speak only as of the date of this release. These statements are likely to address growth strategy, future financial performance, strategic initiatives, marketing and expansion plans and the impact of operating initiatives. Forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the control of the company that could cause actual results to differ materially from those expressed or implied. These factors include risks associated with general economic conditions, failure to execute business plans, unforeseen issues beyond the company’s control, greater than expected expenses associated with company activities, effects of adopting new accounting pronouncements and other risk factors as described in the company’s annual 10-K report and other filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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RAINBOW RENTALS, INC.
STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)

	(unaudited)		(unaudited)
	For the three months ended		For the nine months ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenues

Rental revenue	$24,017	$22,921	$72,474	$69,523

Fees	681	699	1,996	2,052

Merchandise sales	739	724	2,487	2,570

Total revenues	25,437	24,344	76,957	74,145

Operating expenses

Merchandise costs	8,347	8,355	25,101	25,562

Store expenses

Salaries and related	6,674	6,055	19,801	17,863

Occupancy	2,481	2,539	7,458	7,090

Advertising	1,324	1,310	4,800	4,586

Other expenses	3,875	3,318	10,965	10,123

Total store expenses	14,354	13,222	43,024	39,662

Total merchandise costs and store expenses	22,701	21,577	68,125	65,224

General and administrative expenses	2,138	1,962	6,561	5,794

Amortization of intangible assets	45	45	135	130

Total operating expenses	24,884	23,584	74,821	71,148

Operating income	553	760	2,136	2,997

Interest expense	137	135	434	487

Other expense, net	57	57	171	171

Income from continuing operations,

before income taxes	359	568	1,531	2,339

Income tax expense	142	207	605	924

Income from continuing operations	217	361	926	1,415

Discontinued operations

Loss from operations of discontinued store, net of tax	—	(26)	—	(76)

Net income	$217	$335	$926	$1,339

Basic earnings per common share:

Basic earnings per share from continuing operations	$0.04	$0.06	$0.16	$0.24

Basic loss per share from discontinued operations	—	—	—	(0.01)

Basic earnings per share	$0.04	$0.06	$0.16	$0.23

Diluted earnings per common share:

Diluted earnings per share from continuing operations	$0.04	$0.06	$0.16	$0.24

Diluted loss per share from discontinued operations	—	—	—	(0.01)

Diluted earnings per share	$0.04	$0.06	$0.16	$0.23

Weighted average common shares outstanding:

Basic	5,929,319	5,929,319	5,929,319	5,927,564

Diluted	5,938,185	5,932,648	5,933,255	5,944,081